Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Quicksilver Resources Inc. and subsidiaries for the year end December 31, 2011 dated April 15, 2012, appearing in the Annual Report on Form 10-K of Quicksilver Resources Inc. for the year ended December 31, 2013.
/s/ Deloitte & Touche LLP
Fort Worth, Texas
March 17, 2014